As filed with the Securities and Exchange Commission on March 21, 2007

1940 Act File No. 811-21873

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM N-2

 (Check appropriate box or boxes)
☒ REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

AMERICAN VANTAGE COMPANIES

Exact Name of Registrant as Specified in Charter

4735 S. Durango Dr., Suite #105, Las Vegas, Nevada, 89147
Address of Principal Executive Offices (Number, Street, City, State, Zip Code)

Registrant’s Telephone Number, including Area Code (702) 227-9800

Snow Becker Krauss P.C., 605 Third Avenue, 25th Floor, New York, New York 10158
Name and Address (Number, Street, City, State, Zip Code) of Agent for Service

Copies of Communications to:

Jack Becker, Esq.
Snow Becker Krauss P.C.
605 Third Avenue
New York, New York 10158

It is proposed that this filing will become effective (check appropriate box):
☐ when declared effective pursuant to section 8(c).

Prospectus

American Vantage Companies

Identification of the type of Registrant: The Registrant is not primarily engaged in the business of investing, reinvesting, owning, holding or trading in securities and therefore does not believe that it is an investment company within the meaning of the Investment Company Act of 1940, as amended (the “Act”). However, in an abundance of caution, the Registrant is filing this prospectus because it may be deemed a closed-end investment company under the Act. As such, a substantial portion of the information that is required by this prospectus is inapplicable to the Registrant. The Registrant is not presently seeking exemptive relief from the Securities and Exchange Commission under the Act, but anticipates doing so, or alternatively, seeking deregistration thereunder, as soon as the Registrant has acquired sufficient operating assets to meet the 40% asset test under the Act. For the reasons set forth above, the Registrant has previously elected to file as an investment company.

Title and Amount of Stock Offered: The Registrant is not offering any securities pursuant to this prospectus. The Registrant’s common stock has continuously been traded since its initial public offering. The Registrant’s common stock is traded on the NASD Over-The-Counter Bulletin Board under the symbol “AVCS.OB.”

Reliance on Prospectus: This prospectus is being filed for the reasons set forth above. As such, a substantial portion of the information required by this prospectus is inapplicable. This is so because the nature of this prospectus and the required disclosure relating thereto assumes that a registrant is engaged in the business of investing, reinvesting, owning, holding or trading in securities. The Registrant has always conducted its business as an operating company and has never been in, or held itself out to be in, the business of investing, reinvesting, owning, holding or trading in securities. Since the focus of the disclosure in this prospectus relates to traditional investment companies that are engaged in such businesses, many of the items that are required to be disclosed are inapplicable to the Registrant. As such, the Registrant believes that in order to convey the depth of information, either qualitatively or quantitatively, to allow an investor to make a rational and informed decision concerning a potential investment in the Registrant’s securities, investors should review, in addition to this prospectus, the disclosures contained in the Registrant’s filings under the Securities Exchange Act of 1934, including its Annual Report on Form 10-KSB for the year ended December 31, 2005, its Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K The Registrant believes that this prospectus, together with the above-referenced documents, are appropriate sources of information for making an investment decision regarding its securities.

Nevertheless, the Registrant makes the following required statements: (A) this prospectus sets forth concisely the information about the Registrant that a prospective investor ought to know before investing to the extent that an investor perceives the Registrant as a closed-end investment company; (B) this prospectus should be retained for future reference; (C) additional information about the Registrant, in the form of a Statement of Additional Information, dated as of the date of this prospectus, is incorporated herein by reference. The table of contents of the Statement of Additional Information can be found on page 6 of this prospectus. In addition, the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, its Quarterly Reports on Form 10-QSB for the three preceding fiscal quarters, and its Quarterly Schedule on Form N-Q for the fiscal quarter ended March 31, 2006 are on file with the SEC, and may be obtained, free of charge, upon written request to Anna M. Morrison, Chief Accounting Officer, American Vantage Companies, 4735 S. Durango Drive, Suite 105, Las Vegas, Nevada 89147 or by calling 702-227-9800. The Registrant does not make available on its website its filings with the SEC, because those filings are already readily available to the public on the SEC website at www.sec.gov.

There are risks involved in investing in the Registrant’s stock. See Risk Factors beginning on page 5 of this prospectus.

The Securities and Exchange Commission has not passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus and the accompanying Statement of Additional Information is _________, 2007.

Item 3: Fee Table and Synopsis. The Registrant is not offering any securities in connection with this prospectus.

Item 4. Financial Highlights. At present, the Registrant has no financial data available of the kind prescribed by Rule 6-03 of Regulation S-X.

Item 5. Plan of Distribution. The Registrant is not offering any securities in connection with this prospectus.

Item 6. Selling Shareholders. The Registrant is not offering any securities in connection with this prospectus.

Item 7. Use of Proceeds. The Registrant is not offering any securities in connection with this prospectus.

Item 8. General Description of the Registrant.

General: The Registrant was incorporated in the state of Nevada in 1979 and has been primarily engaged in leisure and recreation related businesses including gaming, restaurants, media and entertainment. On March 21, 2005, the Registrant sold all of the outstanding common stock of its primary operating subsidiary, American Vantage Media Corporation (“AVMC”), to Genuis Products, Inc. (“Genius”) in exchange for 7,000,000 shares of Genius common stock, warrants to purchase an additional 1,400,000 shares of Genius common stock and other consideration. As a result of this transaction, the value of Genius common stock held by the Registrant may exceed 40% of the Registrant’s total assets. Consequently, the Registrant may be deemed an investment company by the SEC pursuant to Section 3 of the Act. The Registrant does not believe that it is an investment company and it is seeking clarification of its status as an investment company and exemptive relief, as appropriate, from the SEC. Additional information regarding the Registrant is set forth in the Statement of Additional Information.

In November 1998, Vantage Bay Group, Inc. (“Vantage Bay”), a wholly-owned subsidiary of the Registrant, together with TT&T, LLC (the “Operating Partners”) organized Border Grill as a Nevada limited liability company. Border Grill was formed for the purpose of developing and operating the Border Grill Restaurant at the Mandalay Bay Hotel and Casino located on the Strip in Las Vegas, Nevada (the “Mandalay Bay”). Pursuant to the Operating Agreement of Border Grill (the “Border Grill Operating Agreement”), between November 1998 and July 2000, Vantage Bay invested a total of $3,001,000 to the capital of Border Grill and loaned Border Grill an additional $175,000 for the initial development and operation of the Border Grill Restaurant. The Border Grill Restaurant opened in June 1999. Since the commencement of the Border Grill Restaurant’s operations, Border Grill has made periodic payments to its owners, including an aggregate of $575,000 paid to the Registrant during the fiscal year ended December 31, 2005. The Registrant reviews Border Grill’s monthly and annual financial statements and annual operating budgets. The Registrant also reviews major capital expenditure budgets and is involved with financing efforts related to any major capital expenditures. Border Grill also consults with the Registrant on its on-going marketing and promotional efforts, strategic planning, and employment of key management, and is actively involved in the current planned expansion. The Registrant has received a return of all of its initial capital investment and the priority return required under the Border Grill Operating Agreement and now receives pro rata distributions from the Border Grill based on Vantage Bay’s percentage ownership.

The following summarizes the current operations and assets of the Registrant:

AVMC constituted the vast majority of the operating assets of the Registrant for the year ended December 31, 2004 and period ended March 21, 2005. In connection with the disposition of AVMC, Genius transferred back to the Registrant certain assets, liabilities and operations held by AVMC's wholly-owned subsidiary, American Vantage/Hypnotic, Inc. ("Hypnotic") and certain liabilities of AVMC's wholly-owned subsidiary, Wellspring Media, Inc. ("Wellspring").

At December 31, 2006, the assets of the Registrant primarily consist of the following:

•	Cash and cash equivalents;

•	Genius stock and warrants acquired as the consideration for the disposition of AVMC;

•
The assets of Hypnotic transferred back to the Registrant in connection with the disposition of AVMC, primarily consisting of television and film creative projects and a co-executive production interest in the television series, "The O.C.," but excluding Hypnotic's `back-end' interest in "The O.C."

•	A 49% membership interest in the limited liability corporation that operates the Border Grill Las Vegas restaurant as described above;

•
The Registrant's ownership of YaYa Media, Inc. ("YaYa"), a non-operating entity, which holds a 10% interest in Games Media, LLC, a joint venture that creates a promotional event called a video game touring festival, which generated nominal revenues during the years ended December 31, 2006 and 2005;

•	Federal and state net operating loss carryforwards and federal general business tax credit carryforwards; and

•	Various other assets, including prepaid expenses and furniture and equipment.

Investment Objectives and Policies: The Registrant’s objective is to support and expand its operating businesses, which presently include restaurant, media and entertainment, both through organic growth (i.e., the rate of business expansion through internal enhancement of the business and operations as opposed to mergers, acquisitions and takeovers), as well as acquisitions of operating companies. The Registrant is not engaged in the business of investing, reinvesting, owning, holding or trading in securities. Funds in excess of the Registrant’s business needs are placed in instruments designed to maximize capital preservation and assure liquidity. The foregoing policies may be changed without a shareholder vote. The Registrant is pursuing potential acquisition and merger transactions and development strategies, which are in various stages of discussion, in industries that include restaurant, gaming and lifestyle.

Risk Factors:

General Business Risks:

At the present time, our business is fragmented, and its future success will depend upon our ability to develop our core business strategies.

Our present business includes assets in the restaurant and entertainment businesses. Our future success will depend upon the ability of our management to: (i) develop a cohesive business strategy; (ii) seek suitable acquisition opportunities in our core business segments; (iii) seek suitable acquisition opportunities in other potential business segments which may include gaming and/or consulting services to Indian tribal gaming enterprises; and (iv) successfully integrate current operations with such acquired enterprises. If we are unable to do so, it is unlikely that we will achieve positive long-term operating results.

We will be dependent on key management and advisors.

We currently employ two (2) persons, our Chief Executive Officer and our Chief Accounting Officer. Our success is highly dependent on our ability to attract and retain experienced management, directors and consultants in the Registrant’s operating industries. The loss of the services or advice of either one of these persons, or any future part of our management, could have a material adverse effect on our business. We face considerable competition from other entities in the fields in which we operate and with other entities for qualified personnel, many of which have significantly greater resources than us. We may be unable to offer key employees compensation of the type and amount that our competitors and other entities can offer. There can be no assurance that we will be able to attract and retain personnel in the future, and the inability to do so could have material adverse effects on us.

The ability to dispose of our Genius Products, Inc. (“Genius”) stock may impact our business development and strategy.

At March 14, 2007, of the 7,000,000 shares of Genius common stock received as consideration from the March 21, 2005 sale of the Registrant’s subsidiary, American Vantage Media Corporation, the Registrant continues to hold 1,375,000 shares. Our ability to dispose of these remaining shares of Genius common stock, at favorable prices, in order to utilize the liquidity to further our business development and acquisition strategies, will depend upon the market value of Genius as well as the overall condition of the securities markets.

Acts of terrorism and war and natural disasters may negatively impact our future profits.

Terrorist attacks and other acts of war or hostility have created many economic and political uncertainties. We cannot predict the extent to which terrorism, security alerts or war, or hostilities elsewhere, will continue to directly or indirectly impact our business and operating results.

Risks Relating to Business (Restaurant):

We are dependant on the Border Grill Restaurant’s Operating Partners.

The Border Grill Restaurant’s Operating Partners are recognized professional chefs that bring several years of restaurant operating experience and industry notoriety. The loss of the services or advice of one or more of the Operating Partners could have a material adverse effect on our business.

Our success with the Border Grill Restaurant depends upon patrons visiting the hotel in which it is located.

The Border Grill Restaurant is located in the Mandalay Bay. The success of the Border Grill Restaurant depends in great part upon the number of visitors to the Mandalay Bay, and the foot traffic passing by it.

The restaurant business is highly competitive, and if we are unable to compete effectively, our business will be adversely affected.

The Mandalay Bay has other restaurants, all of which compete with the Border Grill Restaurant. The Border Grill Restaurant’s success will also depend upon its ability to compete effectively with such other eating establishments. The following are important aspects of competition:

•	restaurant location;

•	food quality and value;

•	quality and speed of service;

•	attractiveness and repair and maintenance of facilities; and

•	the effectiveness of marketing and advertising programs.

Our business may be adversely affected by changes in consumer tastes, economic conditions, demographic trends, bad publicity, regional weather conditions and increased supply and labor costs.

Food service businesses are often adversely affected by changes in:

•	consumer tastes;

•	national, regional and local economic conditions; and

•	demographic trends.

The performance of the Border Grill Restaurant or any other future restaurants may be adversely affected by factors such as:

•	traffic patterns;

•	demographic consideration; and

•	the type, number and location of competing restaurants.

Dependence on frequent deliveries of fresh produce and groceries subjects food service businesses to the risk that shortages or interruptions in supply caused by adverse weather or other conditions could adversely affect the availability, quality and cost of ingredients. In addition, the food service industry in general and our results of operations and financial condition in particular may also be adversely affected by unfavorable trends or developments such as:

•	inflation;

•	increased food costs;

•	increased energy costs;

•	labor and employee benefits costs.

Risks Relating to Investment in Common Stock:

There is significant volatility in our stock price.

The market for our common stock is highly volatile. The trading price of our common stock could widely fluctuate in response to, among other things:

•	quarterly variations in our operating and financial results;

•	changes in our revenue and revenue growth rates;

•	additions or departures of key personnel;

•	changes in financial estimates by securities analysts;

•	changes or developments in governmental regulations;

Substantial sales of our common stock could adversely affect the market price of our common stock.

Sales of a substantial number of shares of our common stock could adversely affect the market price of our common stock by introducing a large number of sellers to the market. This could cause the market price of our common stock to decline.

Our common stock is traded on the OTCBB, which may be detrimental to investors.

Our shares of common stock are currently traded on the NASD Over-The-Counter Bulletin Board, or OTCBB. Stocks traded on the OTCBB generally have limited trading volume and exhibit a wide spread between the bid/ask quotation.

We have no history of paying dividends.

We have never paid any cash dividends on our common stock and we do not anticipate paying any dividends in the foreseeable future.

Effects of leverage: Not applicable. No stock is being offered in connection with this prospectus. The Registrant has not issued a senior class of securities.

Other Policies: None.

Share Price Data: The Registrant is not offering any securities in connection with this prospectus.

Business Development Companies: Not applicable.

Item 9. Management. The responsibility of the Board of Directors is to exercise corporate powers and to oversee management of the business of the Registrant. The officers of the Registrant are principally responsible for its operations. The Registrant is not engaged in the business of investing, reinvesting, owning, holding or trading in securities. As such, the Registrant has no investment advisors, administrator, affiliated brokerage, dividend paying agent, non-resident managers, or active portfolio manager. The nature of the instruments in which funds in excess of immediate capital needs are placed are consistent with capital preservation and liquidity. The Registrant’s Chief Executive Officer and Chief Accounting Officer (principal financial officer) are primarily responsible for the day-to-day management of any such investments.

Portfolio Management.

Name	Title	Years of Service	Business Background for Past Five Years

Ronald J. Tassinari	Chief Executive Officer, President and Chairman of the Board of Directors	28
Mr. Tassinari is an original founder of the Company, and has served as the Company’s chief executive officer, president and chairman of the board of directors since the Company’s inception in August 1979. Mr. Tassinari also is a member of the Company’s Mergers and Acquisitions Committee. Mr. Tassinari is the husband of Audrey K. Tassinari, another director of the Company.

Anna M. Morrison	Chief Accounting Officer	4
Ms. Morrision was appointed chief accounting officer of the Company in April 2003. From August 2002 to April 2003, she provided financial and accounting services to the Company as an outside consultant. She was president of Morrison Business Resources, Inc. and an associate with Resources Connection, Inc. and Robert Half International, Inc. from 1997 to August 2002. Ms. Morrison served as a manager and an associate for Price Waterhouse LLP, a predecessor of PricewaterhouseCoopers LLP from 1987 to 1992 and from 1993 to 1996. Ms. Morrison is a certified public accountant.

The Statement of Additional Information, which is incorporated by reference into this prospectus, provides additional information concerning the above persons about their compensation and ownership of securities in the Registrant.
The transfer agent and registrar for the Registrant is Intercontinental Registrar & Transfer Agency, Inc., and its address is 900 Buchanan Boulevard, Suite #1, Boulder City, Nevada 89005.

Item 10. Capital Stock, Long-Term Debt, and Other Securities. The Registrant has two classes of stock - preferred stock and common stock, with no special attributes.

Set forth below are our outstanding classes of capital stock as of March 14, 2007:

(1)	(2)	(3)	(4)

Title of Class	Amount Authorized	Amount Held by Registrant or for its Account	Amount Outstanding Exclusive of Amount Shown Under (3)

Common Stock	100,000,000	—	5,729,107

Preferred stock	10,000,000	—	—

DESCRIPTION OF SECURITIES

Common Stock

Effective July 18, 2003, the Company's stockholders ratified an increase in the Company's authorized common stock from 10,000,000 to 100,000,000 shares, par value $.01 per share, of which 5,729,107 shares were issued and outstanding and 863 holders of record as of March 14, 2007.

Preferred Stock

The Board of Directors has authority, without additional stockholder approval, to issue up to 10,000,000 shares of preferred stock and to set the various terms including, without limitation, dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences. Conversion rights associated with a future issuance of preferred stock could dilute the interest of the holders of common stock. Voting rights and liquidation preferences could also be senior to the rights and preferences of the common stockholders. On March 14, 2007, there were no shares of preferred stock issued and outstanding.

Notes

From the April 2003 acquisition of a business, the Registrant assumed a $523,000 promissory note payable to the prior owners of the business. Provided that the Registrant’s subsidiary, YaYa Media, Inc. (“YaYa”) had available cash resources from revenues generated from YaYa’s business activities, the promissory note provided for annual interest-only payments commencing on December 31, 2003 through maturity date. The interest rate on the promissory note is 9% with a maturity date of the later of (i) May 1, 2006 or (ii) the first date that YaYa has sufficient cash available to repay the balance of the promissory note and all accrued but previously unpaid interest. During 2004, the Registrant closed the YaYa business. The promissory note is included as a long-term note payable in the Registrant’s consolidated balance sheet at December 31, 2005 and 2004. YaYa’s only remaining potential source of cash flow, at December 31, 2005, is its 10% equity interest in Games Media, Inc. (“Games Media”), an unconsolidated subsidiary. However, to date, Games Media has provided no cash distributions to its equity members.

Item 11. Defaults and Arrears on Senior Securities. Not applicable. The Registrant has no senior securities.

Item 12. Legal Proceedings. None.

Item 13. Table of Contents of the Statement of Additional Information.

Statement of Additional Information
Dated ___________, 2007

American Vantage Companies

This Statement of Additional Information is not a prospectus but is additional information that should be read with the prospectus of the same date as this Statement of Additional Information. A copy of the prospectus may be obtained, without charge, upon written request to Anna M. Morrison, Chief Accounting Officer, American Vantage Companies, 4735 S. Durango Drive, Suite 105, Las Vegas, Nevada 89147 or by calling 702-227-9800. The prospectus is also available to the public on the Securities and Exchange Commission’s website at www.sec.gov.

Item 15. Table of Contents.

Item 16. General Information and History. The Registrant was incorporated in the state of Nevada in 1979 and has been primarily engaged in leisure and recreation related businesses including gaming, restaurants, media and entertainment. On March 21, 2005, the Registrant sold all of the outstanding common stock of its primary operating subsidiary, American Vantage Media Corporation, to Genius Products, Inc. (“Genius”) in exchange for 7,000,000 shares of Genius common stock, warrants to purchase an additional 1,400,000 shares of Genius common stock and other consideration. As a result of this transaction, the value of Genius common stock held by the Registrant may exceed 40% of the Registrant’s total assets. Consequently, the Registrant may be deemed an investment company by the SEC pursuant to Section 3 of the Act. The Registrant does not believe that it is an investment company. However, in an abundance of caution, since the Registrant may technically fall within the definition of an investment company pursuant to Section 3(a)(1)(C) of the Act, it is making this filing. The Registrant currently anticipates that it will, as appropriate, pursue exemptive relief from, or seek deregistration under, the Act, as soon as the Registrant has sufficient operating assets, whether through organic growth or via acquisition of operating businesses, in order to satisfy the 40% asset test.

Item 17. Investment Objective and Policies. The Registrant’s objective is to support and expand its operating business segments both through organic growth (i.e., the rate of business expansion through internal enhancement of the business and operations as opposed to mergers, acquisitions and takeovers), as well as acquisitions of operating companies. The Registrant is not engaged in the business of investing, reinvesting, owning, holding or trading in securities. As such, the Registrant has no fundamental investment policies or significant investing practices, activities, objectives or techniques, except as set forth below. Funds in excess of those businesses’ immediate capital needs are placed in instruments designed to maximize capital preservation and assure liquidity. Objectives are achieved by focusing management and employee effort on the Registrant’s restaurant, media and entertainment businesses, as well as pursuing potential acquisition and merger transactions and development strategies, which are in various stages of discussion, in industries that include restaurant, gaming and lifestyle.

With respect to the following types of activities, the Registrant generally engages in such activities from time to time, in management’s discretion:

•	Borrowing of money

•	Issuance of senior securities

•	Purchase and sale of real estate

•	Making loans to other persons

Each of the activities set forth above are subject to applicable law.

With respect to the following types of activities, the Registrant has no present intention of engaging in any such activity:

•	Engaging in the business of underwriting securities issued by other persons

•	Concentrating investments in a particular industry or group of industries

•	Purchase and sale of commodities

The foregoing policies may not be changed without a shareholder vote.

Item 18. Management.

Name, Age, Address *	Positions Held with Registrant	Term of Office and Length of Time Served	Principal Occupation During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Director	Other Directorships Held by Director
Non-Interested Board Members

Steven G. Barringer, 50	Director & Corporate Governance Liaison	Served one year of a three-year term	Partner with the Washington D.C. legal firm of Holland & Hart LLP	None	None

Jeanne Hood, 78	Director & Chairman of the Audit Committee	Served one year of a three-year term	Retired - From 1985 - 1993, served as President and Chief Executive Officer of the Elsinore Corporation, a publicly traded gaming company	None	Serves on the board of SouthwestUSA Bank located in Las Vegas, NV

Randolph C. Read, 54	Director & Chairman of the Compensation Committee and Mergers & Acquisitions Committee	Served three years of a three-year term	Consultant	None	None

Interested Board Members

Ronald J. Tassinari, 63	Founder, Chief Executive Officer, President and Chairman of the Board of Directors	Served two years of a three-year term on the Company’s Board of Directors. Has served on the Company’s Board of Directors since its inception in August 1979.	Chief Executive Officer, President and Chairman of the Board of Directors	Oversees day-to-day management of investments, if any, held by the Company	None

Audrey K. Tassinari, 66	Director	Served two years of a three-year term	Retired - Company’s former Executive Vice President	None	None

Anna M. Morrison, 50	Chief Accounting Officer (principal financial officer)	Appointed Chief Accounting Officer of the Company in April 2003. From April 2002 to April 2003, provided financial and accounting services to the Company as an outside consultant.	Chief Accounting Officer	Day-to-day management of investments, if any, held by the Company	Director & Treasurer of the International Willow Collectors

* The address of each director is c/o American Vantage Companies, 4735 S. Durango Drive, Suite 105, Las Vegas, Nevada 89147.

There are no non-resident directors or understandings between directors or officers pursuant to which he was selected as a director or officer. As the Registrant has no investment advisers or underwriters, information solicited in connection with officers of such entities serving on the board or material factors for approving investment advisory contract is either not applicable or does not exist.

The Registrant has three standing committees of its Board of Directors:

Committee	Members	Number of Meetings Held in 2006

Audit Committee	Jeanne Hood, Chairperson Steven G. Barringer Randolph C. Read	4

Compensation Committee	Randolph C. Read, Chairperson Steven G. Barringer Jeanne Hood	1

Mergers and Acquisitions Committee	Randolph C. Read, Chairperson Ronald J. Tassinari	0

Each of Ms. Hood, Mr. Barringer and Mr. Read is an “independent director” as defined by the rules of the New York Stock Exchange. It is the purpose of the Audit Committee to assist the Board of Directors in fulfilling its oversight responsibilities relating to: (1) the integrity of the Registrant’s financial statements, (2) the Registrant’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Registrant’s internal audit function and independent auditors.

The principal function of the Compensation Committee is to review and advise the full board with respect to the compensation structure of the Registrant and the compensation payable to each of the Registrant’s executive officers.

The principal functions of the Mergers & Acquisitions Committee are to seek out potential strategic alliances and/or acquisitions, assist in negotiating with potential strategic partners or acquisition candidates, and to advise the Board concerning the same.

Compensation from Fund. Reference is made to Item 10 of the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, which is incorporated herein by reference.

Code of Ethics. Reference is made to the last paragraph of Item 9 (entitled “Code of Ethics”) of the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, which is incorporated herein by reference.

Item 19. Control Persons and Principal Holders of Securities.

Name and Address of Stockholder Shares	Beneficial Ownership		Outstanding
Ronald J. Tassinari (1)	720,329	(2)(3)	12.6
Audrey K. Tassinari (4)	720,329	(2)(5)	12.6
Viviendi Universal Entertainment LLLP (6)	524,939	(7)	8.4
Engex, Inc. (8)	474,500	(9)	8.3
Corriente Partners, L.P., Corriente Capital Management,
L.P., Corriente Advisors, LLC and Mark L. Hart, III (10)	461,285	(11)	8.1
Rosalind Davidowitz (12)	437,747	(13)	7.6
Jay H. and Sharyn Brown (14)	348,211	(15)	6.0
Blueridge Associates (2)	367,279	(2)(16)	6.4
White Rock Partners, Krest LLC, ET Holdings, L.L.C.,
Hampstead Associates, L.L.C., Ridgeview Associates,
LLC, Michael R. Milken and Lowell J. Milken (17)	336,505	(2) (18)	5.9
Anna M. Morrison (19)	140,300	(20)	2.4
Jeanne Hood (21)	97,501	(2)(22)	1.7
Steven G. Barringer (23)	65,000	(2)(24)	1.1
Randolph C. Read (25)	45,000	(2)(26)	0.8

All executive officers and directors as a group (six persons) (27)	1,785,941	(2)(28)	30.1

(1)
Mr. Tassinari is our President and Chief Executive Officer. Mr. Tassinari also serves as Chairman of our board of directors. Mr. Tassinari is the husband of Audrey K. Tassinari, another director of our company.

(2)
Does not include 824,811 shares of our common stock held by certain stockholders who have granted our board of directors a limited power to vote such shares. These stockholders acquired such 824,811 shares in connection with the dissolution of YaYa, LLC (“YaYa”). We issued such 824,811 shares to YaYa as the consideration for the April 2003 acquisition from YaYa of certain assets and the YaYa business. Such stockholders have granted our board of directors a limited power to direct how they are to vote their aggregate 824,811 shares of our common stock pursuant to a voting agreement dated as of January 1, 2005. This power has been granted to our board as a group, and not to any individual director. We believe that such voting power is not held by any individual since our board is required to act by plurality. As such, no individual director named in this stockholder table is listed as the beneficial owner of the 824,811 shares owned by the former YaYa creditors as of the above schedule date, although such shares are included in the aggregate amount held by all executive officers and directors as a group. The stockholders include White Rock Partners (“White Rock”), which acquired 55,236 shares, Krest LLC (“Krest”), which acquired 281,269 shares, and Blueridge Associates LLC (“Blueridge”), which acquired 324,178 shares. See note (15) below for further information regarding White Rock and Krest. The address for Blueridge is c/o Maron & Sandler, 1250 Fourth Street - Suite 500, Santa Monica, California, 90401.

(3)
Includes (a) 3,698 shares of our common stock owned of record by Mr. Tassinari, his wife and child, as joint tenants, (b) 443,293 shares owned by the Tassinari Family Trust, a family trust in which Mr. Tassinari and his wife are trustees and beneficiaries, (c) 5,000 shares owned of record by his spouse, (d) 230,555 shares issuable upon exercise of options granted to Mr. Tassinari, which shares are exercisable within the next 60 days, and (d) 27,778 shares issuable upon exercise of options granted to Mr. Tassinari’s spouse, which shares are exercisable within the next 60 days. Mr. Tassinari disclaims beneficial ownership to the (x) 27,778 shares underlying options granted his spouse, (y) 5,000 shares owned of record by his spouse and (z) 221,646 shares held by the Tassinari Family Trust in excess of his pecuniary interest in such trust. Does not include 100,000 shares of our common stock issuable upon exercise of an option granted to Mr. Tassinari, which shares are not exercisable within the next 60 days.

(4)	Ms. Tassinari resigned as our Executive Vice President, effective July 31, 2002. Ms. Tassinari continues to serve as one of our directors. Ms. Tassinari is the wife of Ronald J. Tassinari.

(5)
Includes (a) 3,698 shares of our common stock owned of record by Ms. Tassinari, her spouse and child as joint tenants, (b) 443,293 shares owned by the Tassinari Family Trust, a family trust in which Ms. Tassinari and her husband are trustees and beneficiaries, (c) 27,778 shares issuable upon exercise of options granted to Ms. Tassinari, which shares are exercisable within the next 60 days, (d) 230,555 shares issuable upon exercise of options granted to Ms. Tassinari’s husband which are exercisable within the next 60 days and (e) 10,005 shares held of record by Ms. Tassinari’s husband. Ms. Tassinari disclaims beneficial ownership to the (x) 230,555 shares underlying options granted her husband, (y) 221,647 shares held by the Tassinari Family Trust in excess of her pecuniary interest in such trust and (z) 10,005 shares held of record by Ms. Tassinari’s husband.

(6)	The address for Vivendi Universal Entertainment LLLP (“Viviendi) is 100 Universal City Plaza - Building 1280-6, Universal City, California, 91608.

(7)	Represents 524,939 shares of our common stock issuable upon exercise of warrants held by Vivendi, which shares are exercisable within the next 60 days.

(8)	The address for Engex, Inc. is 44 Wall Street, New York, New York, 10005.

(9)
According to the Schedule 13D of Engex, Inc. filed with the SEC on July 10, 2003, Engex claims to have sole voting and dispositive power with respect to 474,500 shares of our common stock. Such amount does not include 12,300 shares owned directly by the chairman of Engex, Inc., J. Morton Davis, or 437,747 shares owned by Mr. Davis’s wife, Rosalind Davidowitz. According to the proxy statement of Engex filed with the SEC on January 11, 2005, the principal stockholders of Engex are (a) Mr. Davis, the reported beneficial owner of 6.2% of the outstanding common stock of Engex, (b) Ms. Davidowitz, the reported beneficial owner of 28.2% of the outstanding common stock of Engex, (c) Kinder Investments L.P., the reported beneficial owner of 11.2% of the outstanding common stock of Engex, and (d) Venturetek LP, the reported beneficial owner of 11.4% of the outstanding common stock of Engex. The Engex proxy statement also reports that Dov Perlysky, the managing member of the general partner of Kinder Investments, is a member of the immediate family of Mr. Davis. According to the Schedule 13G/A of Kinder Investments, Nesher, LLC and Dov Perlysky filed with the SEC on July 24, 2003, Kinder Investments is the owner of an additional 274,100 shares of our common stock and Mr. Perlysky, the managing member of the general partner of Kinder Investments, has sole voting and dispositive powers with respect to such 274,100 shares. The shares listed in the principal stockholders table are limited to those shares set forth in Schedule 13D of Engex as being beneficially owned by Engex. See Note (13) for further information with respect to Mr. Davis’ and Ms. Davidowitz’s ownership interest in our outstanding common stock.

(10)
The address for the Corriente Partners, L.P. (“CP”), Corriente Capital Management, L.P. (“CCM”), Corriente Advisors, LLC (“CA”) and Mark L. Hart, III (“Hart”) is 301 Commerce Street, Suite 1840, Fort Worth, Texas, 76102.

(11)
According to the Schedule 13G of CP, CCM, CA and Hart filed with the SEC on July 20, 2006, CCM is the sole general partner of CP, CA is the sole general partner of CCM and is the investment advisor to CP. Because of the described relationships, CCM, CA and Hart may be deemed to be the beneficial owners of the 461,285 of our common stock owned and/or held by or for the account or benefit of CP. CCM, CA and Hart expressly disclaim beneficial ownership of shares owned and/or held by or for the account or benefit of CP, except to the extent of the pecuniary interest of CCM, CA or Hart is such shares.

(12)	The address of Rosalind Davidowitz is 7 Sutton Place South, Lawrence, New York, 11563.

(13)
According to the Schedule 13G/A of Rosalind Davidowitz filed with the SEC on February 7, 2006, Ms. Davidowitz claims to have sole voting and dispositive powers with respect to 437,747 shares of our common stock owned directly by her and that she may be deemed the beneficial owner of 12,300 shares owned by J. Morton Davis, Mrs. Davidowitz’s husband. Ms. Davidowitz’s Schedule 13G/A states that Mr. Davis has the sole power to dispose or to direct the disposition of the 12,300 shares owned by him. The shares listed in the principal stockholders table are limited to those shares set forth in Ms. Davidowitz’s Schedule 13G as being beneficially owned by her. See Note (9) for further information concerning Ms. Davidowitz’s ownership interest in Engex, another stockholder of our company, and other related matters.

(14)
These stockholders hold 260,711 shares of our common stock of record as tenants-in-common. Mr. Brown provides legal services to us from time to time and previously served as a member of our advisory group formed to assist our management in evaluating merger and acquisition candidates. Mr. Brown received an option to purchase 87,500 shares of our common stock upon his appointment to the advisory group, which shares were to become exercisable upon consummation of a merger or acquisition transaction involving our company during the term of the advisory group. Such an acquisition transaction was consummated on April 16, 2003. The address for Mr. and Ms. Brown is 1801 Waldman Avenue, Las Vegas, Nevada, 89102.

(15)	Includes 87,500 shares of our common stock that are issuable upon exercise of an option granted to Mr. Brown, which shares are exercisable within the next 60 days.

(16)
Includes 43,101 shares of our common stock issuable upon exercise of warrants held by Blueridge, which shares are exercisable within the next 60 days. Such shares are not subject to the voting agreement referred to in note (2) above.

(17)
According to a Schedule 13D/A filed with the Securities and Exchange Commission on January 10, 2005 by YaYa, White Rock, Krest, ET Holdings, L.L.C. (“ET”), Hampstead Associates, L.L.C. (“Hampstead”), Ridgeview Associates, LLC (“Ridgeview)”, Michael R. Milken (“M. Milken”) and Lowell J. Milken (“L. Milken”), YaYa, the former record holder of 824,811 shares of our common stock, was dissolved. In connection with the dissolution of YaYa, the shares of our common stock held by YaYa were distributed to the creditors of YaYa, including White Rock and Krest. According to our stock records, 55,236 shares were transferred to and are currently held of record by White Rock and 281,269 were transferred to and are currently held of record by Krest. We have no knowledge, nor do our stock records show, of any shares of our common stock being transferred to or held by ET, Hampstead, Ridgeview, M. Milken or L. Milken. The Schedule 13D/A reports White Rock as having sole voting and dispositive power with respect to 55,236 shares of our common stock and Krest as having sole voting and dispositive power with respect to 281,269 shares of our common stock and shared voting and dispositive power with respect to 55,236 shares of our common stock. The Schedule 13D/A reports each of ET, Hampstead, Ridgeview, M. Milken and L. Milken as having sole voting and dispositive power with respect to no shares of our common stock and shared voting and dispositive power with respect to 336,505 shares of our common stock. The Schedule 13D/A does not provide any information regarding the relationship or agreements by which these persons and entities share any voting and dispositive power with each other, except that (a) the secretary of YaYa is Stanley E. Maron, (b) the general partner of White Rock is Mapleleaf Partners whose general manager is Mr. Maron, (c) the secretary of Krest is Mr. Maron, (d) the assistant secretary of ET holdings is Mr. Maron and (e) the manager of Hampstead is Ridgeview whose manager is M. Milken. In the original schedule 13D filed with the SEC on April 28, 2003 by YaYa, White Rock, ET, Hampstead, Ridgeview, M. Milken, L. Milken and others, (x) Hampstead is the manager of an entity, ET Consolidated, L.L.C. (“ET Consolidated”), which is the manager of ET, (y) Mr. Milken and L. Milken are each managers of Ridgeview, directors of ET, ET Consolidated and Hampstead and may be deemed a controlling person of Ridgeview. The address for each of White Rock, Krest, ET, Hampstead, Ridgeview, M. Milken and L. Milken, according to the original Schedule 13D, is 1250 Fourth Street - Suite 580, Santa Monica, California, 90401. In a letter dated December 12, 2005, our company was advised that Krest had distributed Krest’s 281,269 shares of our common stock to six of its members as follows: Arrowleaf Partners (513 shares), ET (144,774 shares), Thomas Kalinske (1,721 shares), David Kyman (23 shares), M. Milken (4,988 shares) and Mollusk Holdings LLC (129,250 shares).

(18)
Does not include (a) 102,183 shares of our common stock issuable upon exercise of warrants held by Knowledge Universe (“KU”), which shares are exercisable within the next 60 days, (b) 60,114 shares of our common stock issuable upon exercise of warrants held by Blue Rock Partners (“BRP”), which shares are exercisable within the next 60 days, and (c) 8,620 shares of our common stock issuable upon exercise of warrants held by Pinecrest Associates, LLC (“PA”), which shares are exercisable within the next 60 days. We believe that KU, BRP and/or PA may be affiliates of one or more of White Rock, Krest, ET, Hampstead, Ridgeview, M. Milken and L. Milken.

(19)	Ms. Morrison became our Chief Accounting Officer on April 16, 2003.

(20)	Includes 106,000 shares of our common stock issuable upon exercise of an option granted to Ms. Morrison, which shares are exercisable within the next 60 days.

(21)	Ms. Hood is a director of our company.

(22)	Includes 80,834 shares of our common stock issuable upon exercise of options granted to Ms. Hood that are exercisable within the next 60 days.

(23)	Mr. Barringer is a director of our company.

(24)	Represents 65,000 shares of our common stock issuable upon exercise of options granted to Mr. Barringer, which shares are exercisable within the next 60 days.

(25)	Mr. Read is a director of our company.

(26)	Includes 45,000 shares of our common stock issuable upon exercise of an option granted to Mr. Read, which shares are exercisable within the next 60 days.

(27)	Includes only current executive officers and directors.

(28)	Includes those shares beneficially owned by our current executive officers and directors, as set forth in notes (3), (5), (20), (22), (24) and (26).

Item 20. Investment Advisory and Other Services.

The Registrant’s principal registered public accountant is the firm of Piercy Bowler Taylor & Kern, which has a principal business address at 6100 Elton Avenue, Suite 1000, Las Vegas, Nevada 89107. The accountants are generally responsible for auditing the Registrant’s annual year-end financial statements and reviewing the Registrant’s quarterly and/or semi-annual financial statements.

Item 21. Portfolio Managers.

Method of determining compensation of executive officers:

Ronald J. Tassinari

Mr. Tassinari’s compensation was negotiated with and approved by the Compensation Committee.

Anna M. Morrison

Ms. Morrison’s compensation was negotiated with Mr. Tassinari and approved by the Compensation Committee.

Compensation Factors Applicable to Both Executive Officers

The salaries of each of Mr. Tassinari and Ms. Morrison are based on contractual/negotiated fixed amounts with the negotiating criteria primarily based on tenure with the Registrant, position and past employment experience. As necessary or appropriate, the Compensation Committee has also utilized the services of a compensation consultant. The Registrant’s employment agreements with both executive officers provide that any bonuses are at the discretion of the Compensation Committee and Board. Certain option grants were negotiated with such employment contracts. Additional option grants are at the discretion of the Compensation Committee and Board.

Ownership of Securities.

The dollar range of securities of the Registrant owned by each of the Chief Executive Officer and Chief Accounting Officer are as follows:

Chief Executive Officer	$500,001 - $1,000,000
Chief Accounting Officer	$100,001 - $500,000

Item 22. Brokerage Allocation and Other Practices. Not applicable.

Item 23. Tax Status.  The Registrant continues to be subject to Federal income tax as an ordinary C Corporation, which to the extent the Company has net operating loss carryforward limitations, could result in a corresponding reduction in its net assets and the amount of income available for distribution to its stockholders. As of December 31, 2005, the Company had available net operating loss carryforwards for federal and state of $9,823,000 and $9,987,000, respectively, which begin to expire in 2022 and 2012, respectively.  The Company also had available, as of December 31, 2005, federal general business tax credit carryforwards of $184,000, which begin to expire in 2022.

Item 24. Financial Statements. Financial statements prepared in accordance with 210.5-01 through 210.5-04 of Regulation S-X can be found in the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 which is incorporated herein by reference. Interim financial statements for the fiscal quarter ended September 30, 2006 can be found in Item 25 hereof.

Other Information.

Item 25. Financial Statements and Exhibits.

Financial Statements: Financial statements prepared in accordance with 210.5-01 through 210.5-04 of Regulation S-X can be found in the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, and are incorporated herein by reference. The following are interim financial statements of the Registrant for the fiscal quarter ended September 30, 2006:

	Name of unaffiliated user	Title of issue	Number of shares	Value at September 30, 2006	Percentage of total net assets at September 30, 2006	Notes
				(unaudited)
Cash on deposit:	Wells Fargo Bank, N.A.	Operating accounts	N/A	$274,000	2.3%	(A)
	Wells Fargo Bank, N.A.	Money market account	N/A	259,000	2.2%	(B)
	Wells Fargo Investments	Money market account	N/A	3,533,000	29.5%	(C)
	Miscellaneous	Operating accounts	N/A	3,000	0.0%	(A)

				4,069,000	33.9%

Common stock:	Genius Products, Inc.		700,000	1,295,000	10.8%	(A)(D)
	Genius Products, Inc.		325,000	601,000	5.0%	(A)(D)
	Genius Products, Inc.		350,000	648,000	5.4%	(A)(D)

				2,544,000	21.2%

Warrants:	Genius Products, Inc.	$2.56 warrants	250,000	243,000	2.0%	(A)(D)
	Genius Products, Inc.	$2.78 warrants	700,000	644,000	5.4%	(A)(D)

				887,000	7.4%

Investments in	Border Grill Las Vegas, LLC	Member shares	49% interest	5,268,000	43.9%	(E)
subsidiaries:	Games Media Properties, LLC	Member shares	10% interest	84,000	0.7%	(A)(F)(J)

				5,352,000	44.6%

Other assets		N/A	N/A	680,000	5.7%	(G)(J)

Current liabilities		N/A	N/A	(889,000)	-7.4%	(H)(J)

Long-term liabilities		N/A	N/A	(652,000)	-5.4%	(I)(J)

TOTAL NET ASSETS				$11,991,000	100.0%

(A)	Includes non-income producing securities.

(B)
In connection with the April 2004 execution of a lease agreement, a $350,000 standby letter of credit benefiting the landlord was purchased. To the extent that the lease agreement is not in default under such lease, terms of the standby letter of credit provide for individual decreases of $50,000 on each of April 1, 2005, 2006 and 2007. The standby letter of credit principal totals $250,000 at September 30, 2006.

(C)	This money market account, which is held through Wells Fargo Investments, has a thirty-day yield of 4.60%.

(D)
Effective March 21, 2005, the Company sold all of the outstanding common stock of its wholly-owned subsidiary, American Vantage Media Corporation (“AVMC”), to Genius Products, Inc. (“Genius” or “GNPI”). Consideration included 7,000,000 shares of Genius common stock and five-year warrants to purchase an additional 1,400,000 shares of Genius common stock, half at an exercise price of $2.56 per share (the “$2.56 warrants”) and half at an exercise price of $2.78 per share (the “$2.78 warrants”). Of the 7,000,000 shares of GNPI common stock acquired from Genius, 5,625,000 shares were not subject to pledges or other restrictions. The Genius common stock is traded on the NASD’s over-the-counter bulletin board (OTCBB) under the symbol “GNPI.OB”

During June 2005 and August 2005, the Company privately placed 5,625,000 shares of the Genius common stock and 225,000 $2.56 warrants to purchase shares of Genius common stock. Related to the June 2005 placements of the Genius stock, the Company also surrendered to Genius for cancellation 225,000 $2.56 warrants.

At September 30, 2006, of the remaining 1,375,000 shares of Genius common stock, a total of 675,000 shares of Genius common stock currently are being held in escrow, of which 350,000 shares have restrictions exceeding one year, to secure the Company’s indemnification obligations under the AVMC disposition agreements. On September 30, 2006, the GNPI market closing price was $1.85. The September 30, 2006 valuation of the $2.56 warrants and the $2.78 warrants are calculated from the Black-Sholes pricing model.

(E)
In November 1998, Vantage Bay Group, Inc. (“Vantage Bay”), a wholly-owned subsidiary of the Company, together with TT&T, LLC (“TT&T”), purchased a 49% equity interest in a limited liability company, Border Grill Las Vegas, LLC (the “Border Grill”). Border Grill was formed for the purpose of developing and operating the Border Grill Las Vegas Restaurant (the “Border Grill Restaurant”) at the Mandalay Bay Hotel and Casino in Las Vegas, Nevada. Pursuant to the Operating Agreement of Border Grill (the “Border Grill Operating Agreement”), between November 1998 and July 2000 Vantage Bay invested a total of $3,001,000 to the capital of Border Grill and loaned Border Grill an additional $175,000 for the initial development and operation of the Border Grill Restaurant. The Border Grill Restaurant opened in June 1999. Since the commencement of the Border Grill Restaurant’s operations, Border Grill has made periodic payments to its owners.

The Company reviews Border Grill’s monthly and annual financial statements and annual operating budgets. The Company also reviews major capital expenditure budgets and is involved with financing efforts related to any major capital expenditures. Border Grill also consults with the Company on its on-going marketing and promotional efforts, strategic planning and employment of key management. The Company has received a return of all of its initial capital investment and the priority return required under the Border Grill Operating Agreement and now receives pro rata cash distributions from the Border Grill based on Vantage Bay’s percentage ownership. For the three and nine months ended September 30, 2006, the Company received cash distributions from Border Grill totaling $306,000 and $615,000, respectively. The Border Grill’s Operating Agreement does not provide for guaranteed cash distributions. Therefore, future distributions from Border Grill are subject to fluctuation based on numerous factors, including operating results and cash flow of the Border Grill Restaurant, expansion plans for the Border Grill Restaurant, anticipated capital expenditures for furniture and equipment utilized in the operation of the Border Grill Restaurant and the levels of working capital reserves.

The valuation, dated March 31, 2006, is based on an independent appraisal performed by an investment banking firm.

(F)
Through the Company’s wholly-owned subsidiary, YaYa Media, Inc. (“YaYa Media”), the Company holds a 10% non-controlling interest in an unconsolidated subsidiary, Games Media, Inc. (“Games Media”) that has entered into an in-substance joint venture arrangement to create a promotional event called a video game touring festival. The Company has no capital requirement in connection with this joint venture and is not obligated to provide future financing of the activities. To date, the Company has received no distributions from Games Media.

(G)
At September 30, 2006, other assets primarily include current assets totaling $216,000, consisting of rents receivable, prepaid insurance, and other non-material current assets, and long-term assets consisting of a net deferred income tax asset totaling $347,000, as well as furniture and equipment, security deposits on leased offices, and other non-material long-term assets.

(H)
At September 30, 2006, current liabilities include accounts payable totaling $86,000, accrued liabilities totaling $223,000, other payables totaling $233,000 and a net deferred income tax liability totaling $347,000. All current liabilities relate to operating and/or mergers and acquisitions activities and were not incurred related to investment activity.

(I)
At September 30, 2006, long-term liabilities primarily include a $523,000 note payable incurred in the April 16, 2003 acquisition of the YaYa LLC assets and operations. Provided that YaYa Media had available cash resources from revenues generated from YaYa Media business activities, the promissory note provided for annual interest-only payments commencing on December 31, 2003 through maturity date. The interest rate on the promissory note is 9% with a maturity date of the later of (i) May 1, 2006, or (ii) the first date that YaYa Media has sufficient cash available to repay the balance of the promissory note and all accrued but previously unpaid interest. During December 2004, AVMC closed its Branded Content division, which included the YaYa Media business, and terminated the related staff and consulting positions. YaYa Media’s only remaining potential source of cash flow, at September 30, 2006, is its 10% equity interest in Games Media, an unconsolidated subsidiary. However, as discussed above, to date, the unconsolidated subsidiary has provided no cash distributions to its equity members.

(J)	For these assets and liabilities, the Company’s book value, based upon U.S. generally accepted accounting principles, is assumed to approximate their estimated fair values.

Exhibits.

2.1	Asset Purchase Agreement, dated as of April 16, 2003, among YaYa, LLC, American Vantage Companies and YaYa Media, Inc. (5)

2.2	Asset Purchase Agreement, dated December 31, 2003, among American Vantage Media Corporation, American Vantage Companies and Enigma Media, Inc. (6)

4.1	American Vantage Companies Common Stock Purchase Warrant to Gerard Klauer Mattison & Co., Inc. (Certificate No.: GKM-1), dated as of May 3, 2002. (4)

4.2	American Vantage Companies Common Stock Purchase Warrant to Enigma Media, Inc. (Certificate No. A-1), dated December 31, 2003. (6)

4.3	American Vantage Companies Common Stock Purchase Warrant to Enigma Media, Inc. (Certificate No. A-2), dated December 31, 2003. (6)

10.1	American Casino Enterprises, Inc. 1996 Stock Option Plan. (1)

10.2	American Vantage Companies 2003 Equity Incentive Plan. (9)

10.3	Settlement Agreement, dated February 1, 1996, between the Registrant and the National Indian Gaming Commission. (1)

10.4
Termination Agreement, dated February 1, 1996, between the Registrant and the Table Mountain Rancheria. Exhibit A to the Termination Agreement is set forth as Exhibit 99.1 below, and Exhibit B to the Termination Agreement is incorporated herein by reference from Exhibit 10.3 above. (1)

10.5	Consulting Agreement, dated February 1, 1996, between the Registrant and Table Mountain Rancheria. (1)

10.6	Amendment to Consulting Agreement, dated June 26, 1997, between the Registrant and Table Mountain Rancheria. (3)

10.7	Joint Venture Agreement, dated as of February 1, 1996, between the Registrant and the Table Mountain Rancheria. (1)

10.8
Funding and Loan Agreement, dated February 1, 1996, between United Auburn Indian Community and Table Mountain/ACES Joint Venture (joint enture between the Registrant and Table Mountain Band of Indians of the Table Mountain Rancheria). (1)

10.9	Settlement and Mutual Release Agreement, dated October 20, 2005, between the Registrant and Table Mountain Rancheria. (13)

10.10	Lease, dated June 10, 2003, between the Registrant and Durango Trop, L.L.C. (10)

10.11	Operating Agreement for Border Grill Las Vegas, LLC, dated November 12, 1998, by and between TT&T, LLC and Vantage Bay Group, Inc. (2)

10.12	Employment Agreement, dated as of January 1, 2006, between American Vantage Companies and Ronald J. Tassinari. (13)

10.13	Employment Agreement, dated as of January 1, 2006, between Anna M. Morrison and American Vantage Companies. (13)

10.14	Employment Agreement, dated as of August 1, 2004, between Anna M. Morrison and American Vantage Companies. (12)

10.15	Voting Agreement, dated as of April 16, 2003, among YaYa, LLC and American Vantage Companies. (5)

10.16	Stock Purchase Agreement, dated February 3, 2004, among American Vantage Media Corporation, Wellspring Media, Inc., Al Cattabiani, Carl Seldin Koerner, Clara Spalter Miller and Lee Miller. (7)

10.17	Secured Negotiable Note, dated February 3, 2004, in the principal amount of $1,076,704 issued to Al Cattabiani. (7)

10.18	Secured Negotiable Note, dated February 3, 2004, in the principal amount of $65,472 issued to Carl Seldin Koerner. (7)

10.19	Secured Negotiable Note, dated February 3, 2004, in the principal amount of $965,712 issued to Clara Spalter Miller. (7)

10.20	Secured Negotiable Note, dated February 3, 2004, in the principal amount of $965,712 issued to Lee Miller. (7)

10.21	Secured Non-Negotiable Note, dated February 3, 2004, in the principal amount of $200,000 issued to Al Cattabiani. (8)

10.22	Guaranty, dated February 3, 2004, by Wellspring Media, Inc. (7)

10.23	Security Agreement, dated February 3, 2004, by Wellspring Media, Inc. in favor of Lee Miller as security agent. (7)

10.24	Stock Pledge Agreement, dated February 3, 2004, from American Vantage Media Corporation to Lee Miller as pledge agent. (7)

10.25
Agreement and Plan of Merger, dated as of March 21, 2005, among Genius Products, Inc., Genius Acquisition Corp., American Vantage Companies and American Vantage Media Corporation (minus exhibits and schedules). (11)

10.26	Assumption of Obligations and Pledge Agreement (Video Catalog), dated March 21, 2005, between American Vantage Companies and Genius Products, Inc. (11)

10.27	Assignment, Assumption and Pledge Agreement, dated March 21, 2005, between American Vantage Companies and Genius Products, Inc. (11)

10.28	Resale and Voting Agreement, dated March 21, 2005, between American Vantage Companies and Genius Products, Inc. (11)

10.29	Registration Rights Agreement, dated March 21, 2005, between American Vantage Companies and Genius Products, Inc. (11)

10.30	Guaranty, dated March 18, 2005, among American Vantage Companies, Al Cattabiani, Lee Miller, Clara Spalter Miller and Clark Selding Koerner. (11)

14.1	Code of Ethics, dated as of July 31, 2003. (10)

21.1	Subsidiaries of the Registrant. (13)

*23.1	Consent of Deloitte & Touche LLP

(1) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended July 31, 1996.

(2) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended July 31, 1999.

(3) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the year ended July 31, 1997.

(4) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the year ended July 31, 2002.

(5) Incorporated by reference from the Company's Current Report on Form 8-K filed on April 30, 2003.

(6) Incorporated by reference from the Company's Current Report on Form 8-K filed on January 15, 2004.

(7) Incorporated by reference from the Company's Current Report on Form 8-K filed on February 18, 2004.

(8) Incorporated by reference from the Company's Current Report on Form 8-K/A filed on March 15, 2004.

(9) Incorporated by reference from the Company's Current Report on Definitive Form 14A filed on June 19, 2003.

(10) Incorporated by reference from the Company's Current Report on Form 10-KSB for the year ended July 31, 2003.

(11) Incorporated by reference from the Company's Current Report on Form 8-K filed on March 25, 2005.

(12) Incorporated by reference from the Company's Current Report on Form 10-KSB for the year ended December 31, 2004.

(13) Incorporated by reference from the Company's Current Report on Form 10-KSB for the year ended December 31, 2005.

* Filed herewith

Item 26. Marketing Arrangements. Not applicable.

Item 27. Other Expenses of Issuance and Distribution. Not applicable.

Item 28. Persons Controlled by or Under Common Control.  Reference is made to Item 11 of the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, which is incorporated herein by reference. Further, with respect to subsidiaries of the Registrant, reference is made to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, which is incorporated herein by reference.

Item 29. Number of Holders of Securities.

Title of each class	Number of Record Holders

Preferred Stock	Zero as of March 14, 2007
Par value $.01 per share

Common Stock	863 as of March 14, 2007
Par value $.01 per share

Item 30. Indemnification. Section 7.01 of the Registrant’s by-laws provides that, subject to the laws of the State of Nevada, the Registrant shall indemnify any director, officer, employee or agent of the Registrant, or any person serving in any such capacity of any other entity or enterprise at the request of the Registrant, against any and all legal expenses (including attorney’s fees), claims and/or liabilities arising out of any action, suit or proceeding, except an action by or in the right of the Registrant.

Item 31. Business and Other Connections of Investment Advisor. Not applicable.

Item 32. Location of Accounts and Records. Records of the Registrant are maintained at its principal business address at 4735 S. Durango Drive, Suite 105, Las Vegas, Nevada 89147.

Item 33. Management Services.  Not applicable.

Item 34. Undertakings. Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and/or the Investment Company Act of 1940, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas and State of Nevada, on March __, 2007.

AMERICAN VANTAGE COMPANIES (Registrant)

By:	/s/ Ronald J. Tassinari
Ronald J. Tassinari
Chairman, President and Chief Executive Officer